UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Preliminary Proxy Statement

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CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-12

AMERIS BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 1, 2019
Dear Shareholder:
It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, May 14, 2019, at 11:30 a.m., local time, at The Cornell Club — New York.
The Notice of Annual Meeting of Shareholders that follows describes the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.
We will be using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.
Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.
On behalf of Ameris Bancorp, I thank you for your continued support and look forward to seeing you at this year’s annual meeting.
Sincerely,
Dennis J. Zember Jr.
President and Chief Executive Officer

Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2019
To the Shareholders of Ameris Bancorp:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ameris Bancorp (the “Company”) will be held at The Cornell Club — New York, located at 6 East 44th Street, New York, New York, on Tuesday, May 14, 2019, commencing at 11:30 a.m., local time, for the following items of business:
(1)
the election of three Class I directors for a three-year term of office;

(2)
the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2019;

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the advisory approval of the compensation of the Company’s named executive officers; and

(4)
any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 5, 2019, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.
By Order of the Board of Directors,

Moultrie, Georgia April 1, 2019	Cindi H. Lewis Corporate Secretary
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

i

AMERIS BANCORP
310 First Street, S.E.
Moultrie, Georgia 31768

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2019

PROXY SOLICITATION AND VOTING INFORMATION
Why am I receiving these materials?
The Board of Directors (the “Board”) of Ameris Bancorp (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by and on behalf of the Board for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Cornell Club — New York, located at 6 East 44th Street, New York, New York, on Tuesday, May 14, 2019, at 11:30 a.m., local time, and any adjournment or postponement thereof. These materials were first made available to shareholders on April 1, 2019. Shareholders of the Company are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
These materials include:
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the Company’s Proxy Statement; and

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the Company’s 2018 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.
What am I voting on?
You will be voting on each of the following:
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the election of three Class I directors for a three-year term of office;

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the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2019;

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the advisory approval of the compensation of the Company’s named executive officers; and

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any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, the Board knows of no other matters that will be brought before the Annual Meeting.
You may not cumulate your votes for any matter being voted on at the Annual Meeting, and you are not entitled to appraisal or dissenters’ rights.
Why did I receive a one-page notice in the mail or e-mail notification regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has provided access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the

Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to:
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view proxy materials for the Annual Meeting on the Internet and execute a proxy; and

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instruct the Company to send future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of its annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Who can vote?
You may vote if you owned shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on March 5, 2019, the record date for the Annual Meeting (the “Record Date”). As of the Record Date, there were 47,585,309 shares of Common Stock outstanding and entitled to vote.
How do I vote?
You have four voting options. You may vote using one of the following methods:
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over the Internet, which you are encouraged to do if you have access to the Internet;

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by telephone;

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for those shareholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy; or

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by attending the Annual Meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.
Can I vote at the Annual Meeting?
You may vote your shares at the Annual Meeting if you attend in person. Even if you plan to be present at the Annual Meeting, you are encouraged to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail. Even if you have already voted your shares by proxy, you may change your vote and vote your shares at the Annual Meeting if you attend in person.
What if my shares are registered in more than one person’s name?
If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, then you have multiple accounts with brokers or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker or the Company’s transfer agent, as applicable, to consolidate as many accounts as possible under the same name and address. The Company’s transfer agent is Computershare Investor Services, which may be contacted by telephone at (800) 568-3476.

Can I change my mind after I vote?
You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:
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voting again by telephone or over the Internet prior to 11:30 a.m., Eastern Daylight Time, on May 14, 2019;

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giving written notice to the Company’s Corporate Secretary at the address indicated on the first page of this Proxy Statement;

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delivering a later-dated proxy; or

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voting in person at the Annual Meeting.

How many votes am I entitled to?
All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.
How many votes must be present to hold the Annual Meeting?
In order for the Company to conduct the Annual Meeting, the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date must be present at the Annual Meeting. This is referred to as a quorum. Your shares will be counted as present at the Annual Meeting if you do one of the following:
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vote via the Internet or by telephone;

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return a properly executed proxy by mail (even if you do not provide voting instructions); or

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attend the Annual Meeting and vote in person.

How many votes are needed to elect directors?
The Company has implemented majority voting in uncontested elections, which is an election in which the number of nominees for director is less than or equal to the number of directors to be elected. As a result, each director will be elected by a majority of the votes cast with respect to the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that each director nominee must receive a greater number of such shares voted “for” such director than the number of such shares voted “against” such director. In an uncontested election, withholding authority for a particular nominee by checking the “withhold” box by the nominee’s name where it appears on the proxy card will have the effect of voting against such nominee.
If an incumbent director does not receive a greater number of such shares voted “for” such director than the number of such shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Corporate Governance and Nominating Committee of the Board would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board will act on the Corporate Governance and Nominating Committee’s recommendation and will publicly disclose its decision and rationale behind it.
In a contested election, which is an election in which the number of nominees for director is greater than the number of directors to be elected, director nominees are elected by a plurality vote.
How many votes are needed to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2019 or to approve the advisory vote on the compensation of the Company’s named executive officers?
Approval of each of these proposals requires the affirmative vote in favor of such proposal of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

How many votes are needed for other matters that may be brought before the Annual Meeting?
The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve any other matter that properly comes before the Annual Meeting. The Board knows of no other matters at this time that will be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.
Will my shares be voted if I do not provide my proxy?
Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under stock exchange rules to vote customers’ unvoted shares on “routine” matters, which include the ratification of the appointment of the Company’s independent registered public accounting firm. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “for” votes or “against” votes, as the case may be, with respect to all “routine” matters voted on at the Annual Meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will count as a “for” vote for the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2018, but your shares will not count as a “for” vote or a “withhold” vote on the election of the director nominees named in this Proxy Statement and will not be counted as an advisory vote on executive compensation. These are referred to as “broker non-votes.” Questions regarding these procedures may be directed to the Corporate Secretary at the address indicated on the first page of this Proxy Statement.

PROPOSAL 1 — ELECTION OF DIRECTORS
The business and affairs of the Company are managed under the direction of the Board in accordance with the Georgia Business Corporation Code, subject to any limitations set forth in the Company’s Articles of Incorporation and Bylaws. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company. The Company’s executive officers are appointed annually by the Board and serve at the discretion of the Board, subject to applicable employment agreements.
The Company has a classified board of directors currently consisting of three Class I directors (Daniel B. Jeter, who currently serves as Chairman of the Board, William H. Stern and Dennis J. Zember Jr.), three Class II directors (William I. Bowen, Jr., Robert P. Lynch and Elizabeth A. McCague) and three Class III directors (R. Dale Ezzell, Leo J. Hill and Jimmy D. Veal). The Class I directors currently serve until the Annual Meeting, and the Class II and Class III directors currently serve until the annual meetings of shareholders to be held in 2020 and 2021, respectively. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2022, 2020 and 2021, respectively, and until their respective successors are duly elected and qualified.
At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring, although directors may be elected for shorter terms in certain instances, such as filling a vacancy in a particular class of directors. Vacancies on the Board and newly created directorships also can generally be filled by a vote of a majority of the directors then in office. The Company’s Bylaws require each director to retire at the annual meeting of the Company’s shareholders following the date that he or she reaches age 75.
At the Annual Meeting, shareholders are being asked to re-elect Messrs. Jeter, Stern and Zember to serve as Class I directors until the 2022 annual meeting of shareholders and until their successors are duly elected and qualified. Mr. Zember was appointed a director, filling a vacancy, by the Board effective as of July 5, 2018, in connection with his assumption of the roles of President and Chief Executive Officer of the Company as of that same date. The Company’s former President and Chief Executive Officer, Edwin W. Hortman, Jr., continued to serve on the Board as Executive Chairman until his retirement on September 4, 2018.
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named.
Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of all nominees as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.
The following sets forth certain information, as of the Record Date, for the Class I nominees:
Daniel B. Jeter (age 67) has served as a director of the Company since 1997 and as a director of the Bank since 2002. Since September 2018, he has served as Chairman of the Board of both the Company and the Bank. He served as Lead Independent Director from January 2018 to September 2018. Prior to serving as Lead Independent Director, he served as Chairman of the Board of the Company and of the Board of Directors of the Bank from May 2007 through December 2017. He also serves on the community bank board for the Company’s Moultrie, Georgia market. Mr. Jeter is the Chairman and co-owner of Standard Discount Corporation, a family-owned consumer finance company. He joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro and Globe Financial Services of Thomasville. He is co-owner of Classic Insurance Company and President of Cavalier Insurance Company, both of which are re-insurance companies. Mr. Jeter is also a partner in a real estate partnership that develops owner-occupied commercial properties for office and professional use. He serves as a director and an officer of the Georgia Industrial Loan Corporation and as a director of Allied Business Systems. He received a bachelor’s degree in business administration from the University of Georgia. Mr. Jeter’s extensive experience in financial services, with a particular emphasis on lending activities, gives him invaluable insight into, and affords him a greater understanding of, the Company’s operations in his service as Chairman of the Board. As a long-tenured member of the Board, he has been closely involved in the Company’s expansion into new markets in recent years.
William H. Stern (age 62) has served as a director of the Company and as a director of the Bank since November 2013. Mr. Stern currently serves as Chairman of the Bank’s community board for the State of South Carolina. Mr. Stern has been President and Chief Executive Officer of Stern & Stern and Associates, a real estate development firm doing work throughout the Southeast, since 1980. He currently serves as Chairman of the Board of the South Carolina State Ports Authority and as a member of the board of the South Carolina Coordinating Council for Economic Development. His knowledge of the real estate industry, in addition to his extensive business experience and economic background, makes Mr. Stern a valuable resource for the Board.
Dennis J. Zember Jr. (age 49) has served as a director of the Company and as a director of the Bank since July 2018. He has served as President and Chief Executive Officer of the Company since July 2018 and as Chief Executive Officer of the Bank since January 2018. Previously Mr. Zember served as Executive Vice President and Chief Operating Officer of the Company from January 2018 through June 2018, and as Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and Executive Vice President and Chief Operating Officer of Ameris Bank, the Company’s wholly owned banking subsidiary (the “Bank”), from June 2016 through December 2017. From February 2005 until June 2016, Mr. Zember served as Executive Vice President and Chief Financial Officer of both the Company and the Bank. Before joining the Company, Mr. Zember served as Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005, and as Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001. Mr. Zember’s professional experience from a career devoted to banking and his deep understanding of the day-to-day business and operations of the Company make him a key member of the Board.
The Board recommends a vote FOR the election of the nominated directors. Proxies will be voted FOR the election of the three nominees discussed above unless otherwise specified.
The following sets forth certain information, as of the Record Date, for all other directors of the Company, whose terms of office will continue after the Annual Meeting:
William I. Bowen, Jr. (age 54) has served as a director of the Company and as a director of the Bank since November 2014. Mr. Bowen resides in our Tifton, Georgia market, and he currently serves as Chairman of the community board of the Bank for that market. He has served as a member of the community board since 2012. Mr. Bowen is a partner and the President of Bowen Donaldson Home for Funerals. He also serves as managing partner of Bowen Farming Enterprises, LLC, a timber, cattle, cotton and peanut farming operation, Bowen Land and Timber, LLC, Bowen Family Partnership and Fulwood Family Partnership, a farming and real estate development firm. He also serves as Trustee of Tift County Hospital Authority and is a member of the Georgia Board of Funeral Service. Mr. Bowen holds a bachelor’s degree in business administration from the University of Georgia. His extensive business experience and knowledge of the local economy, as well as his expertise in the real estate and farming industries, make Mr. Bowen a valuable resource for the Board. Mr. Bowen’s term expires in 2020.
R. Dale Ezzell (age 69) has served as a director of the Company and as a director of the Bank since May 2010. Mr. Ezzell served as a director of Southland Bank, formerly a wholly owned subsidiary of the Company, from 1983 until the merger of Southland Bank into the Bank in 2006. He also served as Southland Bank’s Chairman from 1995 until such merger. Mr. Ezzell currently serves as Chairman of the Bank’s community board in Dothan, Alabama. Mr. Ezzell is the founder and owner of Wisecards Printing and Mailing, a direct mail advertising business in Abbeville, Alabama. Prior to establishing Wisecards in 2001, he served as President and Chief Executive Officer of Ezzell’s Inc., which operated several department stores in southeast Alabama and southwest Georgia, from 1987 to 2000. Mr. Ezzell holds a bachelor’s degree in engineering from Auburn University and resides in the Abbeville, Alabama market. His years as a director of a subsidiary bank, along with his varied business and practical experience, give him a valuable understanding of the issues faced by the Company and its customers. Mr. Ezzell’s term expires in 2021.

Leo J. Hill (age 63) has served as a director of the Company and as a director of the Bank since January 2013. Mr. Hill is the owner of Advisor Network Solutions, LLC, a consulting services firm, and currently serves as Lead Independent Director of Transamerica Mutual Funds. Prior to his service with Transamerica, Mr. Hill held various positions in banking, including Senior Vice President and Senior Loan Administration Officer for Wachovia Bank of Georgia’s southeastern corporate lending unit, President and Chief Executive Officer of Barnett Treasure Coast Florida with Barnett Banks and Market President of Sun Coast Florida with Bank of America. He has a bachelor’s degree in management and a master’s degree in finance, both from Georgia State University, and he has completed Louisiana State University’s Graduate School of Banking. Mr. Hill is involved with the Investment Company Institute, the Conference of Fund Leaders, the National Association of Corporate Directors and the Institute for Independent Business. With his wide-ranging professional and banking background, he brings a wealth of business and management experience to the Board. Mr. Hill’s term expires in 2021.
Robert P. Lynch (age 55) has served as a director of the Company since 2000 and as a director of the Bank since February 2006. Mr. Lynch is the Vice President and Chief Financial Officer of Lynch Management Company, which owns and manages seven automobile dealerships located in the Southeast. He has been with Lynch Management Company for more than 30 years. Mr. Lynch’s family also owns and operates Shady Dale Farm, a beef cattle operation located in Shady Dale, Georgia. He holds a bachelor’s degree in business administration from the University of Florida. Mr. Lynch resides in our Jacksonville, Florida market and currently serves as a member of the community board of the Bank for that market. His business experience is extensive and varied, which gives him a firsthand understanding of the adversities faced by not only the Company but also its commercial customers. This understanding informs his service as a director and is a key benefit to the Board. Mr. Lynch’s term expires in 2020.
Elizabeth A. McCague (age 69) has served as a director of the Company and the Bank since August 2016. Ms. McCague currently serves as Chief Financial Officer for the Jacksonville Port Authority. She previously served as Interim Executive Director and Plan Administrator for the Jacksonville Police and Fire Pension Fund, where she was responsible for the management of the $1.6 billion pension portfolio and the administration of benefits. Additionally, Ms. McCague provides mediation services for resolution of financial disputes through her business, McCague & Company, LLC. Ms. McCague currently serves on the UF Health Hospital Jacksonville board as the chair of the finance committee and will continue to serve in this capacity through 2019. She has previously served as co-chair of the University of Florida Capital Campaign, a six-year, $1.5 billion effort, and chair of the North Florida Bank’s Advisory Board. She was also formerly the Chief Operating Officer of a software development company. She holds a bachelor’s degree in business administration from the University of Florida and a master of business administration degree from Jacksonville University. She resides in the Jacksonville, Florida market. Ms. McCague’s business experience is extensive and diverse, which provides valuable insight for the Bank and its customers. Ms. McCague’s term expires in 2020.
Jimmy D. Veal (age 70) has served as a director of the Company and as a director of the Bank since May 2008. Mr. Veal was a founding director of Golden Isles Financial Holdings, Inc., which was the corporate parent of The First Bank of Brunswick prior to its acquisition by the Company and subsequent merger into the Bank. He served as a director of both Golden Isles Financial Holdings, Inc. and The First Bank of Brunswick from their inception in 1989 until their acquisition by the Company in 2001 and as Vice Chairman of both companies from 1996 until 2001. Mr. Veal currently serves as Chairman of the Bank’s community Board for the Southeast Georgia Coast. Mr. Veal has been active in the hospitality industry for over 40 years. As a founding partner, together with his family, he co-owns and operated Beachview Tent Rentals, Inc. in Brunswick, Georgia until his retirement in 2018. He continues to serve as a consultant. He is also active in various real estate and timberland ventures in Glynn County, Georgia and Camden County, Georgia. In addition to his experience in banking, he has gained knowledge of many and varied industries and sectors of the economy, which provides him a unique and beneficial perspective for his service on the Board. Mr. Veal’s term expires in 2021.

BOARD AND COMMITTEE MATTERS
Director Independence
Each member of the Board, other than Mr. Zember, is “independent,” as defined for purposes of the rules of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.
Committees of the Board
Executive Committee
The Executive Committee is currently comprised of six directors, only one of whom is a current or former employee of the Company. The current members of the Executive Committee are Messrs. Bowen, Ezzell, Hill (Vice Chairman), Jeter (Chairman), Veal and Zember (Vice Chairman). The Executive Committee is authorized to exercise all of the powers of the Board, except those that under the Georgia Business Corporation Code may not be exercised by a committee of directors.
Compensation Committee
The Compensation Committee is currently comprised of four directors — Messrs. Hill (Chairman), Jeter, Lynch and Stern — none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are independent directors of the Company. The duties of the Compensation Committee, which operates under a written charter, are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s Chief Executive Officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive officer compensation is provided in the Compensation Discussion and Analysis included in this Proxy Statement. The complete text of the Compensation Committee charter is available on the Company’s website at www.amerisbank.com.
Audit Committee
The Audit Committee is currently comprised of five directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The current members of the Audit Committee are Ms. McCague and Messrs. Bowen, Ezzell, Lynch (Chairman) and Veal. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which operates under a written charter, represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements, system of internal controls and compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent registered public accounting firm and internal auditing services; and providing a vehicle for communication among the independent registered public accounting firm, management, internal audit and the Board. The complete text of the Audit Committee charter is available on the Company’s website at www.amerisbank.com.
Enterprise Risk Committee
The Enterprise Risk Committee is currently comprised of three directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The members of the Enterprise Rick Committee are Ms. McCague (Chairman) and Messrs. Bowen and Ezzell.

Pursuant to its written charter, the Enterprise Risk Committee is responsible for the oversight and governance of risk management functions, programs and activities throughout the Company. The complete text of the Enterprise Risk Committee charter is available on the Company’s website at www.amerisbank.com.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is currently comprised of six directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The members of the Corporate Governance and Nominating Committee are Messrs. Bowen, Ezzell, Hill, Jeter, Stern (Chairman) and Veal. Pursuant to its written charter, the Corporate Governance and Nominating Committee is responsible for considering, and making recommendations to the Board regarding, the size and composition of the Board, recommending and nominating candidates to fill Board vacancies that may occur and recommending to the Board the director nominees for whom the Board will solicit proxies. Additional information regarding the Corporate Governance and Nominating Committee’s processes and procedures is provided under the heading “Identifying and Evaluating Nominees” in this Proxy Statement. The complete text of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.amerisbank.com.
Board and Committee Meetings
The following table provides a summary of the membership of the Board and its committees during 2018, together with information regarding the number of meetings held during 2018.
Director Name	Independent Director	Ameris Bancorp Board	Ameris Bank Board	Audit	Compensation	Enterprise Risk	Corporate Governance/ Nominating
William I. Bowen, Jr.	Yes	Member	Member	Member		Member	Member
R. Dale Ezzell	Yes	Member	Member	Member		Member	Member
Leo J. Hill	Yes	Vice Chair	Vice Chair		Chair		Member
Edwin W. Hortman, Jr.(1)	No	Member	Member
Daniel B. Jeter	Yes	Chair	Chair		Member		Member
Robert P. Lynch(2)	Yes	Member	Member	Chair	Member
Elizabeth A. McCague	Yes	Member	Member	Member		Chair
William H. Stern	Yes	Member	Member		Member		Chair
Jimmy D. Veal	Yes	Member	Member	Member			Member
Dennis J. Zember Jr.(3)	No	Vice Chair	Vice Chair
Number of Meetings		18	15	8	6	9	4

(1)
Mr. Hortman retired from the Board of Directors of the Company and the Bank on September 4, 2018.

(2)
In addition to his chair role, Mr. Lynch serves as the financial expert for the Audit Committee.

(3)
Mr. Zember was appointed to serve on the Board of Directors of the Company and the Bank on July 5, 2018.

Each director attended at least 75% of all meetings of the full Board and of those committees on which he or she served and was eligible to attend in 2018. Additionally, the independent directors met in executive sessions, without any members of management or other employees, eleven times in 2018. These executive sessions allow the Board to review key decisions and discuss matters in a manner that is independent of management.
The Company’s 2018 annual meeting of shareholders was attended by all members of the Board.

Identifying and Evaluating Nominees
With respect to the nomination process, the Corporate Governance and Nominating Committee reviews the composition and size of the Board to ensure that it has the proper expertise and independence; determines the criteria for the selection of Board members and Board committee members; plans for continuity on the Board as existing Board members retire, whether at age 75 or earlier, or rotate off the Board; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the Board; reviews Board candidates recommended by shareholders in compliance with all director nomination procedures for shareholders; and recommends to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies.
The Corporate Governance and Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC and Nasdaq rules and willingness, ability and availability for service. In addition, the Corporate Governance and Nominating Committee requires that each Board candidate have the highest personal and professional ethics, integrity and values, including respectfulness, honesty and a commitment to teamwork and high standards consistent with the core values of the Company, and consistently exercise sound and objective business judgment. It is also anticipated that the Board as a whole have individuals with significant appropriate senior management or other leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.
The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Corporate Governance and Nominating Committee consider and discuss diversity, among other factors, with a view toward the role and needs of the Board as a whole. When identifying and recommending director nominees, the members of the Corporate Governance and Nominating Committee generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Corporate Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders.
The Corporate Governance and Nominating Committee has performed a review of the experience, qualifications, attributes and skills of the Company’s current directors and nominees and believes that such persons possess a variety of complementary skills and characteristics, including the following:
•
personal characteristics, including leadership, character, integrity, accountability, sound business judgment and personal reputation;

•
successful business or professional experience;

•
various areas of expertise or experience, including financial, strategic and general management;

•
expertise or experience in various industries, including banking and financial services, hospitality, consumer finance, automotive, real estate, timber, agricultural and mediation services;

•
residence in the Bank’s market areas;

•
willingness and ability to commit the necessary time to fully discharge the responsibilities of a director in connection with the affairs of the Company; and

•
a demonstrated commitment to the success of the Company.

In addition, one-third of the Board’s current members represent diversity through race, ethnicity or gender.
For a discussion of the specific backgrounds and qualifications of our current directors and nominees, see “Proposal 1 — Election of Directors” in this Proxy Statement.

Although the Corporate Governance and Nominating Committee has authority to retain a search firm or consultant to assist in identifying director candidates, to date no such search firm or consultant has been engaged. Additionally, the Corporate Governance and Nominating Committee would consider any director candidate proposed by any shareholder of record who has given timely written notice to the Corporate Secretary as required by Article III, Section 2(b) of the Company’s Bylaws. The proposing shareholder’s notice to the Corporate Secretary must set forth the information required by such section, including the director candidate’s name, credentials, contact information and his or her consent to be considered as a director candidate, as well as the proposing shareholder’s own contact information and a statement of his or her share ownership (how many shares held and for how long). To be timely, a proposing shareholder’s notice must be received at the Company’s principal executive office no later than the date determined in accordance with the Company’s Bylaws. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates director candidates it identifies and candidates who are recommended for nomination for membership on the Board by a shareholder.
Board Leadership Structure and Role in Risk Oversight
The Company is committed to having sound corporate governance principles and practices, and independent board oversight is valued as an essential component of our corporate governance framework. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chief Executive Officer, are independent. In addition, all of the members of the Board’s Audit Committee, Enterprise Risk Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent.
The Company currently has an independent, non-executive Chairman separate from the Chief Executive Officer. As the Board is currently constituted, the Board believes that this structure enhances (i) its oversight of, and independence from, management, (ii) its ability to carry out its role and responsibilities on behalf of the Company’s shareholders and (iii) the Company’s overall corporate governance. While the Board believes that having an independent Chairman is the most appropriate leadership structure for the Board at this time, the Board retains the flexibility to revise this structure in the future based upon its assessment of the Company’s needs, including consideration of relevant governance and strategic matters.
The Enterprise Risk Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board, although the Board and all of its committees are sensitive to risks relating to the Company and its operations. Through its interaction with the Company’s Chief Risk Officer, the Enterprise Risk Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of the adequacy and effectiveness of internal control systems. Our external auditors meet at least quarterly with the Audit Committee in executive session to discuss potential risk and control issues involving the Company. Our Chief Risk Officer meets with both the Enterprise Risk Committee and the Audit Committee as necessary to discuss potential risk or control issues. The Enterprise Risk Committee and the Audit Committee report regularly to the full Board, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe that this division of responsibility is the most effective approach for addressing the risks facing the Company; however, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.
Director Reviews and Education
The Board conducts a self-assessment annually, and individual directors are separately evaluated each year in connection with director performance reviews. The Corporate Governance and Nominating Committee reviews and discusses with the Board the results of these annual assessments.
Director education is an essential component of good governance and effective compliance practices for financial institutions. It increases the likelihood of retaining good directors and attracting more highly skilled candidates to serve on the boards of banks. The Board’s monthly meetings include an educational and strategic session focused on a variety of topics, such as legislative and regulatory developments, important banking industry trends and fundamental bank directorship knowledge. In addition, our corporate counsel updates the Board as appropriate on relevant developments with respect to corporate governance matters.
Reflecting our commitment to principles of director education, in June 2018, Messrs. Bowen, Ezzell and Ms. McCague attended the Bank Director Bank Audit & Risk Committees Conference in Chicago, Illinois. The training focused on governance, risk and compliance, and accounting issues challenging financial institutions today. In August 2018, Messrs. Jeter and Zember attended the Bank Leadership and Profitability Improvement Conference in Washington, D.C. The event focused on roundtable discussions on relevant issues for chief executive officers, chief financial officers and directors. In November 2018, Messrs. Hill and Zember attended the Bank Director Bank Compensation & Talent Conference in Dallas, Texas. The training focused on recruitment, development and compensation topics for essential talent.
Compensation Committee Interlocks and Insider Participation
None of Messrs. Hill, Jeter, Lynch or Stern, each of whom is a member of the Compensation Committee, is or has been an officer or employee of the Company.
Communication with the Board and its Committees
Our shareholders may communicate with the Board by directing correspondence to the Board, any of its committees or one or more individual members, in care of the Corporate Secretary, Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia 31768. The Corporate Secretary will forward such correspondence to the persons to whom it is addressed.

COMPENSATION OF DIRECTORS
The objectives of our non-employee director compensation program are to attract highly qualified individuals to serve on the Board and to appropriately align the interests of the Company’s directors with those of our shareholders. The Compensation Committee reviews the director compensation program periodically to ensure that it continues to meet these objectives. In order to determine whether the director compensation program is competitive, the Compensation Committee considers peer group and general market information on program design provided by its independent compensation consultant, as well as the significant amount of time that directors expend in fulfilling their duties to the Company and the skill level required by members of the Board.
For 2018, director compensation is comprised of the following components:
•
Annual Cash Retainer — each director receives an annual cash retainer of  $50,000, and the non-executive Chairman of the Board is entitled to an additional annual cash retainer of  $15,000, but Mr. Jeter declined such additional retainer for 2018

•
Annual Equity Retainer — each director receives an annual award of approximately $50,000 of time-based restricted stock that vests after one year

•
Committee Chair Retainer — the chair of each committee receives an additional annual cash retainer of  $10,000, but if a director chairs more than one committee, only one chair retainer is paid

Cash retainers payable to directors are prorated in any year in which the Board or committee chair appointment is not effective for the entirety of such year.
The following Director Compensation Table sets forth the total compensation earned by directors for the fiscal year ending December 31, 2018. Directors who are also named executive officers are not included in the table below. Compensation paid to named executive officers for their service in a director capacity is presented in the supplementary table to the Summary Compensation Table included in this Proxy Statement.
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William I. Bowen, Jr.(1)	$50,000	$49,995	$—	$—	$—	$—	$99,995
R. Dale Ezzell(1)	$50,833	$49,995	$—	$—	$—	$—	$100,828
Leo J. Hill(1)	$60,000	$49,995	$—	$—	$—	$—	$109,995
Daniel B. Jeter(1)	$61,250	$49,995	$—	$—	$—	$—	$111,245
Robert P. Lynch(1)	$60,000	$49,995	$—	$—	$—	$—	$109,995
Elizabeth A. McCague(1)	$58,833	$49,995	$—	$—	$—	$—	$108,828
William H. Stern(1)	$50,000	$49,995	$—	$—	$—	$—	$99,995
Jimmy D. Veal(1)	$50,000	$49,995	$—	$—	$—	$—	$99,995

(1)
The stock award figure represents the fair value of the stock awards as calculated in accordance with U.S. generally accepted accounting principles. The shares were issued May 15, 2018 and the fair value was $55.55 per share. The shares vest on the earlier of May 15, 2019 and the date of the Company’s 2019 annual shareholders’ meeting, provided that the grantee continues to serve as a director of the Company through the vesting date.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding each executive officer of the Company.
Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Dennis J. Zember Jr., 49 Officer since 2005	President and Chief Executive Officer
President and Chief Executive Officer since July 2018; Executive Vice President and Chief Operating Officer from June 2016 through June 2018; Chief Financial Officer from February 2005 through December 2017. Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005. Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001.

Nicole S. Stokes, 44 Officer since 2018	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since January 2018; Chief Financial Officer of the Bank since June 2016. Senior Vice President and Controller from December 2010 through May 2016.
Lawton E. Bassett, III, 50 Officer since 2016	Executive Vice President and Banking Group President
Banking Group President of the Company and President of the Bank since February 2017. Executive Vice President since February 2016. Chief Banking Officer for Alabama and Georgia from February 2016 through January 2017. Regional President and Market President from 2006 through January 2017. From 2003 – 2006 served as President and Chief Executive Officer of Citizens Security Bank, formerly a wholly owned subsidiary of the Company. Prior to joining the Company, served in various commercial lending and leadership roles at Barnett Bank and SunTrust.

Jon S. Edwards, 57 Officer since 1999	Executive Vice President and Chief Credit Officer
Executive Vice President and Chief Credit Officer since May 2005. Executive Vice President and Regional Bank Executive for Southern Division from August 2002 through April 2005. Director of Credit Administration from March 1999 to July 2003. Senior Vice President from March 1999 to August 2002. Director of each subsidiary bank in the Southern Division from September 2002 through April 2005.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
James A. LaHaise, 58 Officer since 2014	Executive Vice President and Chief Strategy Officer
Executive Vice President and Chief Strategy Officer since October 2018. Executive Vice President and Corporate Banking Executive from February 2017 through September 2018. Executive Vice President and Chief Banking Officer for Florida and South Carolina from February 2016 through January 2017. Executive Vice President, Commercial Banking Executive from June 2014 until February 2016. President and Chief Executive Officer of Coastal Bankshares, Inc. and The Coastal Bank from January 2013 until they were acquired by the Company in June 2014, and Executive Vice President and Chief Banking Officer of The Coastal Bank from May 2007 through December 2012.

Cindi H. Lewis, 65 Officer since 1987	Executive Vice President, Chief Administrative Officer and Corporate Secretary
Chief Administrative Officer since May 2006, Executive Vice President since May 2002 and Corporate Secretary since May 2000. Director of Human Resources from May 2000 to May 2006 and Senior Vice President from May 2000 to May 2002.

William D. McKendry, 50 Officer since 2017	Executive Vice President and Chief Risk Officer
Executive Vice President and Chief Risk Officer since September 2017. Executive Vice President and Chief Risk Officer for Bank of North Carolina from December 2011 to September 2017. Deputy General Auditor for First Citizens Bancshares from June 2004 to October 2011.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis contains statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company’s compensation programs; therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements in other contexts.
This Compensation Discussion and Analysis is intended to assist our shareholders in understanding the Company’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our named executive officers (collectively, “named executive officers” or “NEOs”) whose 2018 compensation information is provided in the tables following this discussion. Our 2018 NEOs are the following:
Dennis J. Zember Jr.(1)	President and Chief Executive Officer
Nicole S. Stokes	Executive Vice President and Chief Financial Officer
Lawton E. Bassett, III	Executive Vice President and Banking Group President
Jon S. Edwards	Executive Vice President and Chief Credit Officer
James A. LaHaise	Executive Vice President and Chief Strategy Officer
Edwin W. Hortman, Jr.(2)	Former Executive Chairman, President and Chief Executive Officer

(1)
Mr. Zember was appointed as President and Chief Executive Officer effective July 5, 2018. He served as Executive Vice President and Chief Operating Officer from June 2016 through July 2018.

(2)
Mr. Hortman retired as President and Chief Executive Officer effective July 5, 2018 and retired as Executive Chairman effective September 4, 2018.

Specifically, this Compensation Discussion and Analysis addresses the following:
•
certain relevant 2018 business performance highlights;

•
leadership changes in 2018;

•
our compensation philosophy and the objectives of our compensation programs;

•
what our compensation programs are designed to reward;

•
shareholder outreach;

•
our process for determining executive officer compensation, including:

—
the role and responsibility of the Compensation Committee;

—
the role of the Chief Executive Officer and other named executive officers;

—
the role of compensation consultants; and

—
benchmarking and other market analyses;

•
elements of compensation provided to our executive officers, including:

—
the purpose of each element of compensation;

—
why we elect to pay each element of compensation;

—
how we determine the levels or payout opportunities for each element; and

—
decisions on final payments for each element and how these align with performance;

—
plan design changes for 2019; and

•
other compensation and benefit policies affecting our executive officers.

2018 Business Performance Highlights
•
In the first quarter of 2018, the Company acquired the remaining 95.01% of U.S. Premium Finance Holding Company

•
In May 2018, the Company completed the acquisition of Atlantic Coast Financial Corporation, the parent company of Atlantic Coast Bank

•
In June 2018, the Company completed the acquisition of Hamilton State Bancshares, Inc., the parent company of Hamilton State Bank

•
In December 2018, the Company announced the signing of a definitive merger agreement to acquire Fidelity Southern Corporation, the parent company of Fidelity Bank

•
Total assets were $11.44 billion at December 31, 2018, an increase of  $3.59 billion, or 45.7%, from December 31, 2017

•
Growth in adjusted net earnings of  $53.9 million, representing a 58.5% increase over 2017

•
Organic growth in loans of  $482.6 million, or 8.5%, compared with $941.0 million, or 20.3%, in 2017

•
Adjusted return on average assets of 1.50%, compared with 1.26% in 2017

•
Adjusted return on average tangible common equity of 19.18%, compared with 14.66% in 2017

•
Stable net interest margin, excluding accretion, of 3.79% during 2018 and 2017

•
Loan-to-deposit ratio at the end of 2018 of 88.2%, compared with 91.3% at the end of 2017

•
Increase in total revenue of 26.7% to $461.8 million

•
Annualized net charge-offs of 0.18% of average total loans and 0.27% of average non-purchased loans

•
Year-over-year organic growth in non-interest bearing deposits of  $183.5 million, or 10.3%

•
Improvement in nonperforming assets, decreasing to 0.55% of total assets

2018 Leadership Changes
In executing its long-term leadership succession plan, the Company made several changes in its senior leadership in 2018, including the following:
•
Effective January 2018, Mr. Zember was promoted to Chief Executive Officer of the Bank, and Ms. Stokes was promoted to Executive Vice President and Chief Financial Officer of the Company. Mr. Hortman assumed the role of Executive Chairman of the Company and the Bank and retained the title of President and Chief Executive Officer of the Company.

•
Effective July 5, 2018, Mr. Zember was promoted to President and Chief Executive Officer of the Company, succeeding Mr. Hortman. Mr. Hortman continued in the role of Executive Chairman of the Company until his retirement date of September 4, 2018.

•
In connection with Mr. Hortman’s retirement effective September 4, 2018, the Company, the Bank and Mr. Hortman entered into a Retirement Agreement that terminated the Executive Employment Agreement dated as of December 15, 2014 and included the following benefits: (i) a cash payment of  $2,794,947 due on the first semi-monthly payroll date following September 4,2018; (ii) a cash payment of  $1,000,000 due on March 18, 2019; and (iii) full acceleration of all unvested restricted shares. The Retirement Agreement also includes certain restrictive covenants that limit Mr. Hortman’s ability to compete with the Company and to solicit certain customers and any employee for a period of two years.

Compensation Philosophy and the Objectives of Our Compensation Programs
Our executive compensation program reflects the Company’s commitment to pay for performance and the alignment of the interests of the Company’s executives with those of our shareholders. Our executive compensation program is designed to encourage our executives to take actions that support the Company’s short-term financial goals as well as ensure the Company’s ability to sustain strong shareholder value creation over the long-term. To drive the achievement of our short- and long-term goals, our executive compensation program is designed to accomplish the following objectives:
•
aligning the interests of our NEOs with those of the Company’s shareholders by delivering a substantial portion of each executive’s total compensation opportunity through performance-based incentives;

•
attracting, retaining and motivating talented executives with significant industry knowledge and the experience and leadership capability to achieve success; and

•
providing a strong link between pay and performance by using cash- and equity-based incentives to reward for the achievement of short- and long-term goals that align with the Company’s strategic priorities.

To meet these objectives, the Compensation Committee has carefully structured the Company’s compensation programs to reflect our pay for performance philosophy and support long-term shareholder value creation, as follows:
•
Competitive Compensation Opportunity.   Our compensation levels are benchmarked to peers and industry comparators that are comparable to our Company in terms of factors such as asset size, geography and business model. We target annual pay levels for our NEOs based on a competitive range around the 50th percentile of this market data.

•
Well-Balanced Compensation Programs.   The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•
Alignment with Annual Goals.   We use cash-based incentives that rewards our NEOs for the achievement of both the financial and operating objectives of the Company and individual performance objectives, which together support our business strategy.

•
Performance-Based Long-Term Incentives.   To strengthen the alignment between pay and performance and ensure retention of key talent, 50% of our equity-based long-term incentive compensation is tied to the achievement of longer-term (three-year) financial and strategic goals, while 50% of our long-term incentive compensation is tied to restricted stock that cliff vests three years from the date of grant.

•
Limited Perquisites.   We provide our NEOs with limited perquisites that are consistent with competitive market practice.

•
Independent Decision Makers.   Our Compensation Committee of independent directors works closely with an independent compensation consultant to monitor our executive compensation programs to ensure alignment with market trends and practices, our business plans and long-term strategy, and the interests of our shareholders.

In designing and administering the Company’s executive compensation program, the Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may change. In addition, external factors, such as the general state of the economy and the banking industry or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Compensation Committee. On an annual basis the Compensation Committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs in an effort to consistently implement the strategic objectives of executive compensation.

What Our Executive Compensation Programs are Designed to Reward
Our executive officers’ compensation programs use different components to reward different performance considerations. Base salary is provided to reward each executive for daily contributions and the application of his or her knowledge, experience and talent to the success of the Company. Base salary is also a reflection of the external value of each executive’s position in the job market and the internal value of his or her assigned roles and responsibilities to the success and ongoing viability of the Company.
Annual incentives are provided to focus performance on the key strategic short-term objectives defined and established on an annual basis. These incentives are strongly linked to the success of achieving annual performance objectives and provide each executive with cash rewards commensurate with the Company’s annual performance and the Board’s assessment of the executive’s personal performance.
Long-term incentives reward executives for the longer-term success of the Company. In 2018, the Company granted long-term incentives in the form of restricted stock with both time-based and performance-based vesting conditions. This equity-based compensation rewards executives for the long-term performance of the Company and maintains the alignment between executive compensation levels and shareholder value.
Benefits provided to each executive officer are in line with our broad-based employee benefits, which meet basic health and welfare needs. We also provide supplemental executive retirement programs for certain of our key executive officers. Perquisites for our executives remain conservative and primarily serve to enhance our executives’ business development activities.
The following charts show the relative value of the various compensation components for 2018 (base salary, annual incentive at target, long-term incentive value at grant date and other compensation, including supplemental retirement and perquisites), as a percentage of 2018 total compensation.
Shareholder Outreach
At the 2018 Annual Meeting of Shareholders, approximately 96% of the voting shareholders approved the Company’s 2017 executive compensation program for the NEOs. We believe that these voting results reflect our shareholders’ endorsement and support of our executive compensation program and affirm alignment of our program with shareholder interests. We continue to maintain an active and open dialogue with our shareholders to identify ways to further refine and improve our executive compensation program, and the Compensation Committee believes our current program adequately and effectively addresses shareholder concerns, promotes the Company’s business strategy and aligns pay with performance and shareholder value.

Process for Determining Executive Officer Compensation
Role of the Compensation Committee
The Compensation Committee administers the Company’s executive compensation program. Throughout 2018, the Compensation Committee included Leo J. Hill, Daniel B. Jeter, Robert P. Lynch and William H. Stern. The members of the Compensation Committee all qualify as independent, outside members of the Board in accordance with the requirements of Nasdaq and current SEC regulations.
The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Compensation Committee makes decisions related to our executive compensation program with final approval by the Board, except where the Compensation Committee has otherwise been given final authority with respect to a specific component of compensation.
Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.
Role of the Executive Officers
The Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer work with the Compensation Committee to gather and compile data and supporting materials for review at Compensation Committee meetings, attend Compensation Committee meetings and make recommendations about the design of our executive compensation program plans. The Chief Executive Officer annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate.
Role of Compensation Consultant
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the Compensation Committee’s independent compensation consultant. The Compensation Committee has sole authority to retain, terminate and approve the fees of its compensation consultant. In its role as the Compensation Committee’s independent advisor, FW Cook regularly attends Compensation Committee meetings and advises on matters including compensation program design, benchmarking compensation and relative pay for performance. FW Cook also provides market data, analyses and advice regarding compensation of our NEOs and other executive officers. FW Cook has not provided any services to the Company other than executive compensation consulting services provided to the Compensation Committee. The Compensation Committee considered the independence of FW Cook in light of current SEC rules and Nasdaq listing standards and concluded that the work of FW Cook did not raise any conflict of interest.
Benchmarking
The Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Compensation Committee reviews compensation information disclosed by a peer group of comparably sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. The

Compensation Committee’s independent compensation consultant compiles this information and size-adjusts the published survey data to reflect our asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.
The Compensation Committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly traded regional commercial bank holding companies. For 2018, the peer companies were selected primarily based upon the following criteria: (i) similar business operations and geographic footprint; (ii) assets and market capitalization between approximately one-third and three times our assets and market capitalization; and (iii) competitors for executive talent. As a result of this review and selection process, and in response to the significant asset growth of the Company (with our total assets increasing by 45.7% to $11.44 billion as of December 31, 2018), five bank holding companies were removed from our 2017 peer group while six were added. This new peer group of 17 banks is a better representation of our current size and business complexity.
For 2018, our peer group for compensation purposes consisted of the following companies:
Company	Total Assets (12/31/2018)	Company	Total Assets (12/31/2018)
United Bankshares, Inc.	$19.2	International Bancshares Corporation	$11.8
BancorpSouth Bank	$17.2	Cadence Bancorporation	$11.8
Simmons First National Corporation	$16.3	TowneBank	$11.1
Home Bancshares, Inc.	$14.9	Renasant Corporation	$12.7
South State Corporation	$14.5	CenterState Bank Corporation	$12.3
Hilltop Holdings Inc.	$13.8	Independent Bank Group, Inc.	$9.9
Trustmark Corporation	$13.4	LegacyTexas Financial Group, Inc.	$9.1
Union Bankshares Corporation	$13.4	First Financial Bankshares, Inc.	$7.6
United Community Banks, Inc.	$12.4
Median		$12.7
Ameris Bancorp		$11.4

Source: S&P Capital IQ. Data as of 12/31/2018. ($B)

Elements of Compensation
The components of the 2018 executive compensation program, as well as the type of compensation and the objectives of the compensation, are included in the table below:
Component	Type	Objectives
Base Salary	Fixed	• Attract and retain executives • Compensate executive for level of responsibility and experience
Short-Term (Annual) Incentives	Variable	• Reward achievement of the Company’s annual financial and operational goals • Promote accountability and strategic decision-making
Long-Term Incentives	Variable
•
Align management and shareholder goals by linking management compensation to share price over extended period

•
Encourage long-term, strategic decision-making

•
Reward achievement of long-term company performance goals

•
Promote accountability

•
Retain key executives

Perquisites and Other Personal Benefits	Fixed	• Foster the health and wellbeing of executives • Attract and retain executives
Retirement Income and Savings Plans	Fixed	• Retain key executives • Reward employee loyalty and long-term service
Post-Termination Compensation and Benefits	Fixed	• Attract and retain executives • Promote continuity in management • Promote equitable separations between the Company and its executives
Base Salary
It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. The allocation of total cash compensation between base salary and annual bonus or incentives is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:
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the executive’s performance;

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the performance of the Company;

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the performance of the individual business or corporate function for which the executive is responsible;

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the nature and importance of the position and role within the Company;

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the scope of the executive’s responsibility; and

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the current compensation package in place for the executive, including the executive’s current annual salary and potential awards under the Company’s incentive plan.

After reviewing the total compensation targets for our NEOs against market data, the Compensation Committee approved the following 2018 base salary amounts with an effective date of February 25, 2018:
Named Executive Officer	2017 Base Salary	2018 Base Salary	Total Adjustment
Dennis J. Zember, Jr.	$375,000	$500,000	33.3%
Nicole. S. Stokes	$200,000	$300,000	50.0%
Lawton E. Bassett, III	$335,000	$400,000	19.4%
Jon S. Edwards	$290,000	$320,000	10.3%
James A. LaHaise	$300,000	$320,000	6.7%
Edwin W. Hortman, Jr.	$700,000	$700,000	0.0%
The base salary increase for Mr. Zember and Ms. Stokes is attributable to market adjustments to reflect the promotions they received effective January 1, 2018. The base salary increases for Messrs. Bassett, Edwards and LaHaise reflect movement toward the market for their respective positions.
Annual Incentives
The Compensation Committee believes a formalized annual incentive plan with well-defined and clearly communicated objectives strengthens the link between performance and compensation. The 2018 annual incentive plan was developed to subject a portion of our NEOs’ cash compensation to achievement of pre-established performance targets to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. Annual incentive cash payouts reflect the extent to which annual targets for performance goals are met or exceeded. Targets for performance goals are set with the intent that achievement will ultimately result in enhancement to shareholder value. When determining the targets, the Compensation Committee considers past financial performance of the Company and its internal estimates of the current’s year planned financial performance. Growth expectations as well as improved profitability and operating efficiencies are the gauge by which meaningful targets are set and executive performance is measured.
The Compensation Committee uses three performance levels when setting cash incentive targets: Threshold, Target and Maximum. The performance levels are set relative to the prior fiscal year’s actual results and current fiscal year projections. The Compensation Committee expects the Company to achieve or exceed the Target level of performance, which is intended to be a stretch target. The Threshold performance level is the minimum performance level required for any cash incentive payout, while the Maximum level of performance is set at a high level of performance that requires significant efforts and exceptional execution to achieve.
In 2017, Adjusted EPS (Earnings per Share) and Adjusted ROA (Return on Assets) were the key performance goals, each weighted 50%. However, changes were made to the performance goals in 2018 to identify those performance metrics that most strongly aligned with the overall business objectives of the Company for the year. The 2018 goals included the following:
Performance Measure	Weight
Deposit Growth	33.3%
ROA (Return on Assets)	33.3%
Efficiency Ratio	33.3%
For 2018, achievement by the NEOs at Threshold pays out at 50% of the performance goal’s weight. Achievement at Target pays out at 100% of the performance goal’s weight. Achievement at Maximum pays out at 170% (the maximum achievement level or “cap”) of the performance goal’s weight. Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount.
In addition to the performance measures listed above, the Compensation Committee also considered asset quality. In the event that legacy non-performing assets exceeded 0.75% of total assets, the Compensation Committee could apply negative discretion to reduce the incentive payout. Asset quality for 2018 was in line with expectations, with legacy non-performing assets less than 0.75% of total assets, and thus no negative adjustment was considered.

During the first quarter of 2018, the Compensation Committee established the target percentage of base salary for each of the NEOs. The Compensation Committee used the 2018 base salary in calculating the annual incentive award payments. The following chart shows the range of annual incentive award opportunities expressed as a percentage of salary for the NEOs.
Named Executive Officer	Threshold (% of salary)	Target (% of salary)	Maximum (% of salary)
Dennis J. Zember, Jr.	32.50%	65.00%	110.50%
Nicole. S. Stokes	22.50%	45.00%	76.50%
Lawton E. Bassett, III	25.00%	50.00%	85.00%
Jon S. Edwards	22.50%	45.00%	76.50%
James A. LaHaise	22.50%	45.00%	76.50%
Edwin W. Hortman, Jr.	32.50%	65.00%	110.50%
Calculating Annual Incentive Awards.
The following formula was used to calculate the payment that could be awarded to a named executive officer under the 2018 annual incentive award program:
Base Salary x Target Percentage of Base Salary x Company Achievement x Individual Performance
The 2018 performance goals for short-term incentive compensation were chosen because each of the goals strongly aligned with the overall business objectives of the Company for the year and were as follows:
	33.3% Weight Deposit Growth	33.3% Weight ROA	33.3% Weight Efficiency Ratio
Threshold	9.00%	1.36%	61%
Target	10.00%	1.41%	60%
Maximum	12.00%	1.48%	59%
Actual	10.00%	1.60%	54%
The Company achieved the maximum level of performance with respect to ROA and Efficiency Ratio, and achieved the target level of performance on Deposit Growth. Based on the weighted operating performance results relative to the targets established for 2018, a 146.90% Company achievement factor was reached, compared to the targeted payout factor of 100%. The Compensation Committee believes these incentive payments are aligned with the Company’s business results and compensation philosophy.
In deciding the amount of the incentive award, the Compensation Committee can consider, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period, as well as any actual or perceived inappropriate risks taken by participants. Individual performance criteria for all NEOs in 2018 were reviewed and based on guidance from the CEO, the Compensation Committee determined to increase the payout for Ms. Stokes and Mr. LaHaise by 10% to reward their significant individual accomplishments. Mr. Hortman retired prior to year end and was not eligible for a payout under the annual incentive plan.

Annual incentive payouts for 2018 performance for the NEOs are listed below:
Named Executive Officer	Base Salary	X	Target (% of salary)	X	Company Achievement	X	Individual Performance	=	Actual Incentive Payout
Dennis J. Zember, Jr.	$500,000		65.00%		146.90%		100.00%		$477,425
Nicole. S. Stokes	$300,000		45.00%		146.90%		110.00%		$218,147
Lawton E. Bassett, III	$400,000		50.00%		146.90%		100.00%		$293,800
Jon S. Edwards	$320,000		45.00%		146.90%		100.00%		$211,536
James A. LaHaise	$320,000		45.00%		146.90%		110.00%		$232,690
Edwin W. Hortman, Jr.	—		—		—		—		—
Long-Term Equity Awards
The Compensation Committee believes that the Company’s executive compensation program should include a significant equity-based component because this best aligns the interests of our executives with those of the Company’s shareholders. The Company’s employees, non-employee directors and consultants and advisors who perform services for the Company and its subsidiaries may participate in the Company’s shareholder-approved 2014 Omnibus Equity Compensation Plan (the “2014 Plan”), which was set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2014 annual meeting of shareholders. Awards may be granted under the 2014 Plan from time to time and may be in the form of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards.
The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:
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prior awards issued to the executive officer;

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the current amount and intrinsic value of unvested equity held by the executive officer;

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current number of shares owned by the executive officer;

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proportion of total compensation on an annual basis consisting of equity awards; and

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market data on the median level of equity awarded to comparable positions.

We consider long-term equity-based compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive, long-term equity-based incentive component is an integral part of our overall executive compensation program. The total long-term incentive award in a given year is based on a targeted dollar value that is then converted into the specific equity awards. The following chart reflects the 2018 target award opportunities for each NEO:
Named Executive Officer	LTI Target
Dennis J. Zember, Jr.	$500,000
Nicole. S. Stokes	$165,000
Lawton E. Bassett, III	$300,000
Jon S. Edwards	$200,000
James A. LaHaise	$200,000
Edwin W. Hortman, Jr.	$700,000
Target long-term incentive opportunities are established based on competitive market practices. The fair value of 2018 long-term incentive awards is reflected in the Summary Compensation Table in this Proxy Statement. In 2018, our long-term equity incentive program consisted of the following components:
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Performance-based restricted stock (50% of long-term incentive award) — During 2018, all NEOs received performance-based restricted stock awards February 20, 2018. These performance-based restricted stock grants are awards that will be earned based upon the Compensation Committee’s assessment of the three-year return on tangible common equity (“ROTCE”) of the Company ranked in terms of a percentile in relation to the three-year ROTCE for the same period of a peer group consisting of the companies comprising the KBW Nasdaq Regional Banking Index (KRX). The Company must perform at the 50th percentile of the index in order to earn the target awards. Performance at the 25th percentile results in a payout of 25% of the target number of shares, while performance below the 25th percentile results in forfeiture of the target shares. The awards are capped so that performance that is at or above the 75th percentile results in payout of 200% of the target shares. Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount. In order to further ensure that the named executive officers are aligned with shareholders, in the event that the Company’s ROTCE is negative, the maximum number of shares earned will be limited to the target grant. These performance-based awards are also eligible to receive dividends declared based on the initial award and have voting rights. Shares earned will vest in the first quarter of 2021.
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Time-based restricted stock (50% of long-term incentive award) — Restricted shares are awarded subject to transfer and vesting restrictions. Restricted share awards are intended to build stock ownership and foster executive retention. All of the NEOs received restricted share awards on February 20, 2018. All of these restricted share awards have dividend and voting rights. The time-based restricted shares have three-year cliff vesting.

2019 Compensation Actions
The Company continues to adjust its executive compensation program in response to a number of factors, including: (i) the senior leadership transition; (ii) the pending acquisition of Fidelity Southern Corporation, the parent company of Fidelity Bank; (iii) the Company’s business strategy; and (iv) market conditions. Accordingly, for 2019, the Company has adjusted its executive compensation in the following ways:
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Base salary market adjustments for each NEO, including the CEO, to continue to align executive base salary levels with the competitive market.

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Replacement of deposit growth with a credit quality metric in the annual incentive plan to reflect the Company’s strategic priority to focus on the quality of its earnings and balance sheet in 2019.

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Introduction of two, new long-term performance measures for its 2019 grant of performance-based restricted stock. While the 2018 grants were based on the Company’s three-year return on tangible common equity (“ROTCE”) relative to the three-year ROTCE for the same period of the KRX, the 2019 grants will be based on internal three-year EPS growth goals along with a total shareholder return (TSR) modifier relative to the KRX performance over the same period. With this new design, the management team is rewarded for delivering long-term, sustainable EPS performance, and to ensure that this performance results in industry competitive shareholder value creation, payouts will be reduced or increased based on the Company’s relative TSR comparison to the KRX.

Perquisites
We provide our NEOs with very few perquisites, limited to a company car and club membership for certain NEOs. Additional details on perquisites are provided in a supplementary table to the Summary Compensation Table included in this Proxy Statement.
We view certain perquisites as being beneficial to the Company, in addition to being directly compensatory to the executive officers. For example, club memberships are regularly used in the general course of our business, such as for business meetings and entertaining. Company cars, which are provided to certain executive officers based on business needs, are used primarily for business purposes. In addition, these perquisites, as a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent.

Retirement Benefits
On November 7, 2012 and November 10, 2015, the Bank and certain executive officers and other employees of the Bank and the Company entered into Supplemental Executive Retirement Agreements (each, a “Retirement Agreement”), the purpose of which is to provide a select group of employees who are expected to contribute significantly to the future business success of the Company and the Bank with supplemental retirement income and death benefits. Such benefits are meant to retain quality executive talent over a long period of time, which is required in order to execute long term strategy. Each Retirement Agreement provides for the payment of an annual retirement benefit, payable in monthly installments, commencing when the employee reaches age 65, provided that the employee remains employed by the Bank until the required age of 65. Included among the officers entering into a Retirement Agreement were Messrs. Hortman, Zember, Bassett, Edwards and LaHaise and Ms. Stokes, all of whom are named executive officers, and each of whom is to receive annual retirement benefits under his or her respective Retirement Agreement as follows: (i) Mr. Hortman, $250,000 for 10 years; (ii) Mr. Zember, $200,000 for 15 years; (iii) Mr. Bassett, $75,000 for 15 years; (iv) Mr. Edwards $100,000 for 15 years; (v) Mr. LaHaise $100,000 for 10 years; and (vi) Ms. Stokes, $50,000 for 15 years.
On November 7, 2016, the Bank and the Company entered into a second Retirement Agreement with Mr. Hortman to provide similar benefits as his 2012 Retirement Agreement for an additional period of five years, with payment of such benefits commencing after the full payout of the comparable benefits under his 2012 Retirement Agreement, provided that Mr. Hortman was either employed by the Bank until the required age of 66 or fully vested in his benefits. Taken together, Mr. Hortman’s 2012 and 2016 Retirement Agreements, which are generally described below on an aggregate basis, provide for a total of 15 years of retirement benefits to him, which is consistent with the level provided to certain other named executive officers and is more closely aligned with competitive market practice.
Each Retirement Agreement provides for a reduced benefit in the event that the employee terminates his or her employment prior to reaching the required age. If the termination is voluntary and without “good reason,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and the Company), then the termination benefit is equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 – 15 years, as the case may be; however, Messrs. Zember, Bassett, Edwards and LaHaise and Ms. Stokes do not become vested in this benefit until after the 10-year anniversary of the date of his or her Retirement Agreement. If the termination of employment is involuntary and without “cause,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and the Company), or is voluntary but with good reason, then the termination benefit is equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 – 15 years, as the case may be, without a time-vesting precondition. If the employee is terminated for cause at any time, then all remaining benefits under his or her Retirement Agreement will be forfeited.
Each Retirement Agreement also provides that if the applicable employee dies prior to reaching the required age, then the annual retirement benefit will be payable in monthly installments to the employee’s beneficiary for a period of 10 – 15 years, as the case may be, commencing upon the employee’s death. In addition, if the employee becomes disabled prior to reaching the required age, then the employee will be entitled to a benefit equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 5 – 10 years, as the case may be, commencing at the time of disability.
Executive officers are also eligible to participate in our 401(k) and profit sharing retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at annual limits in the Internal Revenue Code of 1986, as amended (the “IRC”). The Company offers a discretionary match to employee contributions based upon the performance of the Company and subject to the approval of the Board. Company contributions to the 401(k) and profit sharing plan vest in equal annual installments over a five-year period.

In addition, we also provide our employees with an employee stock purchase plan, which provides the employee with the opportunity to purchase shares of Common Stock via payroll deduction. The minimum purchase is $50, and the plan does not provide discounts or look-back features. The plan covers the administrative costs involved in the purchase of the stock.
Health and Welfare Plans
The named executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Company-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.
Employment Agreements
Historically senior executives of the Company have entered into employment agreements. At this time, each named executive officer has an employment agreement with the Company other than Ms. Stokes, who has been provided an agreement that the parties expect to execute in the very near future.
The employment agreements that are in effect with the named executive officers provide for the payment of severance to the executive upon a termination of employment by the executive for “good reason” (as defined in the employment agreements) or by the Company without “cause” (as defined in the employment agreements). We do not maintain a separate severance plan for our named executive officers. Severance benefits for our named executive officers are limited to those set forth in the executive’s employment agreement and, if applicable, the executive’s Retirement Agreement. The employment agreements provide that if  (i) the severance payments payable in connection with termination of employment would result in the imposition of an excise tax under Section 4999 of the IRC and (ii) the after-tax amount retained by the executive after taking into account the excise tax would have a lesser aggregate value than the after-tax amount retained by the executive if the total payments were reduced so that the excise tax would not be incurred, then the Company shall reduce such payments to avoid the imposition of such excise tax.
Set forth below are the general terms and conditions of each employment agreement applicable to our named executive officers.
General Employment Agreement Provisions
All employment agreements limit severance benefits to a termination of employment by the executive for good reason or by the Company without cause. The following summarizes the definition of good reason as set forth in the employment agreements:
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a material reduction in the executive’s authority, duties or responsibilities;

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requiring the executive to materially change the geographic location from which the executive regularly performs his or her duties and services to the Company (not including a change in location which is closer to the executive’s home); or

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a material breach by the Company of the executive’s employment agreement.

The following summarizes the definition of cause as set forth in the employment agreements:
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the executive’s willful and continued failure to perform his or her duties;

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the executive’s willful misconduct or gross negligence in connection with the performance of his or her duties or the Company’s business;

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the executive’s habitual substance abuse, conviction for a felony or crime of moral turpitude or willful theft, embezzlement or similar act of dishonesty against the Company;

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the executive’s willful act which constitutes a material breach of his or her fiduciary duties to the Company;

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the executive’s material breach of his or her employment agreement; or

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any other conduct by the executive resulting in the permanent removal of the executive from his or her position as an officer or employee of the Company pursuant to an order by any banking regulatory agency.

Each employment agreement provides that the Company, in accordance with the policies and procedures of the Compensation Committee, will review each executive’s total compensation at least annually and may increase (but not decrease) the executive’s annual salary from the minimum amount set forth in the executive’s employment agreement. Additionally, each agreement specifies term, position and duties, salary and incentive eligibility, benefits, perquisites, expense reimbursement and vacation. In addition, each agreement includes non-compete and non-solicit covenants. Following are certain details with respect to each agreement.
Individual Employment Agreement Provisions
Dennis J. Zember Jr. — President and Chief Executive Officer
The Company entered into an executive employment agreement with Mr. Zember effective as of December 15, 2014 (the “Zember Employment Agreement”), replacing Mr. Zember’s prior employment agreement with the Company. The Zember Employment Agreement has an initial term of two years, which initial term is automatically renewed for additional consecutive two-year terms unless timely notice of non-renewal is given by either the Company or Mr. Zember. The Zember Employment Agreement provides that Mr. Zember will receive a minimum base salary of  $285,000.
In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment by the Company without cause or by Mr. Zember for good reason, the Company will pay to Mr. Zember, in addition to certain accrued but unpaid amounts, (i) an amount equal to two times the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Zember’s employment on account of his death or disability, the Company will pay to Mr. Zember (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The Zember Employment Agreement also includes certain restrictive covenants that limit Mr. Zember’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to two years after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.
Lawton E. Bassett, III — Executive Vice President and Banking Group President
The Company entered into an executive employment agreement with Mr. Bassett effective as of December 15, 2014 (the “Bassett Employment Agreement”). The Bassett Employment Agreement has an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Bassett. The Bassett Employment Agreement provides that Mr. Bassett will receive a minimum base salary of  $195,000.

In addition, the Bassett Employment Agreement provides that Mr. Bassett is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Bassett Employment Agreement further provides that, in the event of termination of Mr. Bassett’s employment by the Company without cause or by Mr. Bassett for good reason, the Company will pay to Mr. Bassett, in addition to certain accrued but unpaid amounts, (i) an amount equal to the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Bassett’s employment on account of his death or disability, the Company will pay to Mr. Bassett (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The Bassett Employment Agreement also includes certain restrictive covenants that limit Mr. Bassett’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to one year after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.
Jon S. Edwards — Executive Vice President and Chief Credit Officer
The Company entered into an executive employment agreement with Mr. Edwards effective as of December 15, 2014 (the “Edwards Employment Agreement”), replacing Mr. Edwards’s prior employment agreement with the Company and pursuant to which Mr. Edwards agreed to serve as Executive Vice President and Chief Credit Officer of the Company and the Bank. The Edwards Employment Agreement has an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the company or Mr. Edwards. The Edwards Employment Agreement provides that Mr. Edwards will receive a minimum base salary of $220,000.
In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment by the Company without cause or by Mr. Edwards for good reason, the Company will pay to Mr. Edwards, in addition to certain accrued but unpaid amounts, (i) an amount equal to the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Edwards’s employment on account of his death or disability, the Company will pay to Mr. Edwards (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The Edwards Employment Agreement also includes certain restrictive covenants that limit Mr. Edwards’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to one year after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

James A. LaHaise — Executive Vice President and Chief Strategy Officer
The Company entered into an executive employment agreement with Mr. LaHaise effective as of June 30, 2014 (the “LaHaise Employment Agreement”), pursuant to which Mr. LaHaise agreed to serve as Executive Vice President of the Company and the Bank. The LaHaise Employment Agreement has an initial term of two years, which on the two-year anniversary is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. LaHaise The LaHaise Employment Agreement provides that Mr. LaHaise will receive a minimum base salary of  $240,000.
In addition, the LaHaise Employment Agreement provides that Mr. LaHaise is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The LaHaise Employment Agreement further provides that, in the event of termination of Mr. LaHaise’s employment by the Company without cause or by Mr. LaHaise for good reason, the Company will pay to Mr. LaHaise, in addition to certain accrued but unpaid amounts, an amount equal to two times his salary. In the event of termination of Mr. LaHaise’s employment on account of his death or disability, the Company will pay to Mr. LaHaise (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.
The LaHaise Employment Agreement also includes certain restrictive covenants that limit Mr. LaHaise’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to two years after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.
Other Compensation Program Aspects
Stock Ownership Requirements
To further ensure that the long-term interests of the Company’s senior management are aligned with those of the Company’s shareholders, the named executive officers, as well as the Company’s non-employee directors, are required by the Company’s stock ownership guidelines to acquire and maintain a specified investment in the Company. Our current guidelines require our non-employee directors to own 10,000 shares of stock, with a five-year period provided to attain this level of ownership. We require our Chief Executive Officer to own stock with a market value (determined as of the end of the first quarter of each year) equivalent to six times the executive’s base salary and all other named executive officers to own stock with a market value (determined as of the end of the first quarter of each year) equivalent to three times the executive’s base salary. Newly hired or promoted executives are provided a five-year timeframe to meet this ownership requirement. During the annual review conducted in 2018, it was determined that all requirements of ownership were satisfied at that time consistent with the applicable periods to achieve the required ownership levels.
Insider Trading Policy
The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers and other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.

Equity Grant Policy and Practices
A grant of equity compensation to eligible persons generally is awarded on an annual basis. The Compensation Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all officers and other employees. The Compensation Committee specifically approves all grants of equity compensation to named executive officers, other officers covered by Section 16(a) of the Exchange Act and other key employees, including the determination of the grant date for those awards.
Compensation Program Risk
We do not believe that our compensation programs encourage excessive or inappropriate risk-taking. The Compensation Committee annually reviews, with the assistance of the Company’s senior risk officers, compensation arrangements, agreements and benefit plans of the Company made available to the named executive officers and to all other employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company.
In connection with this review, the Compensation Committee reviews an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans or programs. The Compensation Committee evaluates, with the assistance of appropriate officers of the Company, the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Compensation Committee considers various risk-mitigating policies adopted by the Company in connection with this analysis, including the Company’s stock ownership requirements, incentive compensation and clawback policy. The Compensation Committee concluded, after such review, that the arrangements, agreements and benefit plans of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to the Company’s “covered employees,” which include our named executive officers. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based”, and the Compensation Committee historically designed certain performance awards in a manner intended to qualify for that exception. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that qualifies for transition relief). While the Compensation Committee continues to consider the deductibility of compensation, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees and align pay with performance, and the Company retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee:
Leo J. Hill (Chair)
Daniel B. Jeter
Robert P. Lynch
William H. Stern

SUMMARY COMPENSATION AND OTHER TABLES
Summary Compensation Table
The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2016, 2017 and 2018.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Dennis J. Zember Jr. President and Chief Executive Officer(1)	2018	$500,000	$0	$499,955	$0	$477,425	$50,679	$38,340	$1,566,398
	2017	$375,000	$0	$299,975	$0	$212,197	$45,889	$23,915	$956,976
	2016	$340,000	$0	$250,025	$0	$200,771	$41,468	$30,500	$862,764
Nicole S. Stokes Executive Vice President and Chief Financial Officer	2018	$300,000	$0	$164,979	$0	$218,147	$7,717	$10,262	$701,105
	2017	$200,000	$0	$33,748	$0	$100,800	$6,987	$9,498	$351,033
	2016	$189,981	$0	$39,540	$0	$55,000	$6,314	$8,983	$299,818
Lawton E. Bassett, III Executive Vice President and Banking Group President	2018	$400,000	$0	$299,962	$0	$293,800	$20,195	$17,126	$1,031,083
	2017	$335,000	$0	$199,968	$0	$189,563	$18,286	$13,853	$756,670
	2016	$235,053	$0	$79,080	$0	$121,449	$16,525	$12,437	$464,544
Jon S. Edwards Executive Vice President and Chief Credit Officer	2018	$320,000	$0	$199,993	$0	$211,536	$61,061	$22,001	$814,591
	2017	$290,000	$0	$149,988	$0	$145,866	$55,289	$22,099	$663,242
	2016	$270,000	$0	$149,988	$0	$139,506	$49,962	$22,863	$632,319
James A LaHaise Executive Vice President and Chief Strategy Officer	2018	$320,000	$0	$199,993	$0	$232,690	$55,228	$27,132	$835,042
	2017	$300,000	$0	$149,988	$0	$150,896	$49,682	$29,134	$679,700
	2016	$260,000	$0	$129,955	$0	$134,339	$44,575	$24,908	$593,777
Edwin W. Hortman, Jr. Former Executive Chairman, President and Chief Executive Officer(2)	2018	$466,667	$0	$749,942	$0	$0	$176,530	$3,966,516	$5,359,655
	2017	$700,000	$0	$749,981	$0	$572,147	$613,677	$84,217	$2,720,022
	2016	$650,000	$0	$749,993	$0	$518,166	$390,007	$101,464	$2,409,630

(1)
Mr. Zember was appointed President and Chief Executive Officer effective July 5, 2018. He was serving as Executive Vice President and Chief Operating Officer at the time of such appointment.

(2)
Mr. Hortman retired as President and Chief Executive Officer effective July 5, 2018. He continued to serve as Executive Chairman until his retirement from the Board effective September 4, 2018.

(3)
Represents the aggregate grant date fair values of the awards. For 2018, grants were made in the form of restricted stock, with 50% of the awards vesting after a three-year period and 50% of the awards vesting at the end of a three-year period provided that established performance goals are achieved, with the exception of  $49,995 of Mr. Hortman’s shares granted that vest on the earlier of May 16, 2019 and the date of the Company’s 2019 annual shareholders’ meeting, provided that he continues to be employed by, or provide service to, the Company through the vesting date. For 2017, grants were made in the form of restricted stock, with 50% of the awards vesting after a three-year period and 50% of the awards vesting at the end of a three-year period provided that established performance goals are achieved, with the exception of  $50,023 of Mr. Hortman’s shares granted that vest on the earlier of May 17, 2018 and the date of the Company’s 2018 annual shareholders’ meeting, provided that he continues to be employed by, or provide service to, the Company through the vesting date. For 2016, grants were made in the form of restricted stock, with 50% of the awards vesting after a three-year period and 50% of the awards vesting at the end of a three-year period provided that established performance goals are achieved, with the exception of  $50,003 of Mr. Hortman’s shares granted that vest on the earlier of May 18, 2017 and the date of the Company’s 2017 annual shareholders’ meeting, provided that he continues to be employed by, or provide service to, the Company through the vesting date. See the Grants of Plan-Based Awards table for more detail on vesting.

(4)
Details on the amounts reported for “All Other Compensation” in 2018 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2018
Named Executive Officer	Auto Provision(a)	Country Club Membership and Dues	Director Fees(b)	Retirement Distributions	Dividends	Employer 401(k) Match	Life Insurance
Dennis J. Zember Jr.	$727	$18,828	$—	$—	$9,995	$8,250	$540
Nicole S. Stokes.	$—	$—	$—	$—	$1,961	$7,941	$360
Lawton E. Bassett, III	$1,158	$2,930	$—	$—	$4,848	$7,362	$828
Jon S. Edwards	$1,197	$5,908	$—	$—	$5,098	$8,250	$1,548
James A. LaHaise	$2,669	$9,870	$—	$—	$4,795	$8,250	$1,548
Edwin W. Hortman, Jr.	$2,151	$—	$37,911(c)	$3,899,114	$16,292	$8,000	$3,048

(a)
Amounts reported in the table reflect the personal-use levels of this perquisite.

(b)
Reflects annual cash fees for Board service. Additional information regarding fees provided for Board responsibilities is set forth in the section of this Proxy Statement entitled “Compensation of Directors.”

(c)
Mr. Hortman received compensation as a director following his retirement as President and Chief Executive Officer on July 5, 2018 and until his retirement from the Board effective September 4, 2018.

Grants of Plan-Based Awards
The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2018 and the grant date fair values of those awards. The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table.
Name	Plan/Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Zember Jr.	2/20/2018	$162,500	$325,000	$552,500	—	—	—	—	—	—	—
Dennis J. Zember Jr.	2/20/2018	—	—	—	1,159	4,634	9,268	4,633	—	—	$499,955
Nicole S. Stokes	2/20/2018	$67,500	$135,000	$229,500	—	—	—	—	—	—	—
Nicole S. Stokes	2/20/2018	—	—	—	382	1,529	3,058	1,529	—	—	$164,979
Lawton E. Bassett, III	2/20/2018	$100,000	$200,000	$340,000	—	—	—	—	—	—	—
Lawton E. Bassett, III	2/20/2018	—	—	—	695	2,780	5,560	2,780	—	—	$299,962
Jon S. Edwards	2/20/2018	$72,000	$144,000	$244,800	—	—	—	—	—	—	—
Jon S. Edwards	2/20/2018	—	—	—	464	1,854	3,708	1,853	—	—	$199,993
James A. LaHaise	2/20/2018	$72,000	$144,000	$244,800	—	—	—	—	—	—	—
James A. LaHaise	2/20/2018	—	—	—	464	1,854	3,708	1,853	—	—	$199,993
Edwin W. Hortman, Jr.	2/20/2018	$227,500	$455,000	$773,500	—	—	—	—	—	—	—
Edwin W. Hortman, Jr.	2/20/2018	—	—	—	1,622	6,487	12,974	6,487	—	—	$699,947
Edwin W. Hortman, Jr.	5/15/2018	—	—	—	—	—	—	900	—	—	$49,995

(1)
The amounts shown under the Target column reflect the possible payment if performance measures are achieved at target level under the short-term incentive plan as approved by the Board on February 20, 2018. The amounts shown under the Threshold column reflect the possible minimum payment level under the short-term incentive plan, which is 50% of Target. The amounts shown under the Maximum column reflect the maximum possible payment under the short-term incentive plan, which is 170% of Target.

(2)
Amounts represent the estimated Threshold, Target and Maximum payouts as of the grant date for the NEOs’ 2018 awards of performance-based restricted stock. The grant date fair value of the restricted stock awards approved by the Board and granted on February 20, 2018 was $53.95 per share. The actual value realized by the NEO for the 2018 restricted stock and performance-based restricted stock awards will not be determined until the time of vesting.

(3)
Amounts granted pursuant to the Company’s 2014 Omnibus Equity Compensation Plan as described in the Compensation Discussion and Analysis included in this Proxy Statement. Assumptions used to calculate fair market value are provided in Note 19 to the Company’s consolidated financial statement included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below sets forth information regarding the outstanding equity awards held by the named executive officers at December 31, 2018. The value of stock awards is based on $31.67, the reported closing price of one share of Common Stock on December 31, 2018.
	Option Awards					Stock Awards				Date Equity Fully Vests
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dennis J. Zember Jr						9,485	$300,390			2/16/2019(1)
						6,302	$199,584			2/14/2020(2)
						9,267	$293,486			2/19/2021(3)
Nicole S. Stokes
						1,500	$47,505			2/16/2019(4)
						709	$22,454			2/14/2020(4)
						3,058	$96,847			2/19/2021(3)
Lawton E. Bassett, III	5,139	0	0	$7.47	1/20/2019
						3,000	$95,010			2/16/2019(1)
						4,201	$133,046			2/14/2020(2)
						5,560	$176,085			2/19/2021(3)
Jon S. Edwards
						5,690	$180,202			2/16/2019(1)
						3,151	$99,792			2/14/2020(2)
						3,707	$117,401			2/19/2021(3)
James A. LaHaise						4,930	$156,133			2/16/2019(1)
						3,151	$99,792			2/14/2020(2)
						3,707	$117,401			2/19/2021(3)

(1)
Restricted shares vest 50% on February 16, 2019 based on the achievement of an established performance goal for fiscal 2016 through 2018. Performance goals are set by the Board and consist of both quantitative and qualitative criteria customized to the employee. The remaining 50% fully vests after three years.

(2)
Restricted shares vest 50% on February 20, 2020 based on the achievement of an established performance goal for fiscal 2017 through 2019. Performance goals are set by the Board and consist of both quantitative and qualitative criteria customized to the employee. The remaining 50% fully vests after three years.

(3)
Restricted shares vest 50% on February 19, 2021 based on the achievement of an established performance goal for fiscal 2018 through 2020. Performance goals are set by the Board and consist of both quantitative and qualitative criteria customized to the employee. The remaining 50% fully vests after three years.

(4)
Restricted stock fully vests after three years.

Option Exercises and Stock Vested
The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of our named executive officers during 2018 and restricted stock vesting during fiscal year 2018.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Dennis J. Zember Jr.	23,180	$987,813(1)	9,000	$483,300(4)
Nicole S. Stokes	—	$—	1,500	$80,775(5)
Lawton E. Bassett, III	3,083	$116,661(2)	3,000	$161,100(6)
Jon S. Edwards	—	$—	4,500	$241,650(7)
James A. LaHaise	—	$—	4,500	$241,650(7)
Edwin W. Hortman, Jr.	25,701	$1,025,213(3)	66,280	$3,337,834(8)

(1)
Reflects the difference, for 7,709 shares acquired on exercise, between the closing price of  $52.60 for one share of Common Stock on February 13, 2018 and the option awards’ exercise price of  $14.76 for one share of Common Stock, and the difference, for 15,421 shares acquired on exercise, between the closing price of  $52.60 for one share of Common Stock on February 13, 2018 and the option awards’ exercise price of  $7.47 for one share of Common Stock.

(2)
Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of  $52.60 for one share of Common Stock on February 13, 2018 and the option awards’ exercise price of  $14.76 for one share of Common Stock.

(3)
Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of  $54.65 for one share of Common Stock on February 16, 2018 and the option awards’ exercise price of  $14.76 for one share of Common Stock.

(4)
Reflects the value of 4,500 shares at the closing price of  $53.85 for one share of Common Stock on January 19, 2018 and the value of 4,500 shares at the closing price of  $53.55 for one share of Common Stock on January 31, 2018.

(5)
Reflects the value of shares at the closing price of  $53.85 for one share of Common Stock on January 19, 2018.

(6)
Reflects the value of 1,500 shares at the closing price of  $53.85 for one share of Common Stock on January 19, 2018 and the value of 1,500 shares at the closing price of  $53.55 for one share of Common Stock on January 31, 2018.

(7)
Reflects the value of 2,250 shares at the closing price of  $53.85 for one share of Common Stock on January 19, 2018 and the value of 2,250 shares at the closing price of  $53.55 for one share of Common Stock on January 31, 2018.

(8)
Reflects the value of 5,000 shares at the closing price of  $53.85 for one share of Common Stock on January 19, 2018, the value of 5,000 shares at the closing price of  $53.55 for one share of Common Stock on January 31, 2018, the value of 1,146 shares at the closing price of  $55.35 for one share of Common Stock on May 15, 2018 and the value of 55,134 shares at the closing price of  $49.65 for one share of Common Stock on August 31, 2018.

Pension Benefits
The Pension Benefits table below provides information regarding the Retirement Agreements in effect during 2018.
Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Edwin W. Hortman, Jr.	SERP Agreement 11-7-2012	6	$1,871,538	$104,166
Edwin W. Hortman, Jr.	SERP Agreement 11-7-2016	2	$210,305	$—
Dennis J. Zember Jr.	SERP Agreement 11-7-2012	6	$243,516	$—
Nicole S. Stokes	SERP Agreement 11-7-2012	6	$37,078	$—
Lawton E. Bassett, III.	SERP Agreement 11-7-2012	6	$97,039	$—
Jon S. Edwards	SERP Agreement 11-7-2012	6	$293,398	$—
James A. LaHaise	SERP Agreement 11-10-2015	3	$155,444	$—

(1)
The number of years credited service began on the respective date of the Retirement Agreement.

(2)
Present value amounts represent the current liability included in the Company’s accounting records for each of the named executive officers under his respective Retirement Agreement.

Nonqualified Deferred Compensation
The Company does not maintain for the named executive officers a defined contribution or other plan providing for the deferral of compensation on a nonqualified basis.
Potential Payments Upon Termination or Change in Control
The following discussion presents the potential payments for each named executive officer upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.
In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2018; and (ii) with respect to calculations based on our stock price, the applicable price is $31.67, which is the reported closing price of one share of Common Stock on December 31, 2018.
The employment agreements between the Company and all of the named executive officers, with the exception of Ms. Stokes, require the Company to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with the Company by the executive for “good reason” or by the Company without “cause.” The employment agreements between the Company and all of the named executive officers also require that, upon the termination of an executive by reason of the executive’s death or disability, the Company pay to the applicable executive a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals. There are no severance payments otherwise required under the employment agreements, including in connection with voluntary termination/early retirement or involuntary termination for cause. However, the Retirement Agreements provide for potential payments to certain of the named executive officers upon a termination of their employment. These payments are discussed in greater detail in the section of this Proxy Statement entitled “Retirement Benefits.”

For purposes of the employment agreements, “good reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred:
•
a material reduction in the executive’s authority, duties or responsibilities;

•
the executive has been required to materially change the geographic location from which the executive regularly performs his or her duties and services to the Company (not including a change in location which is closer to the executive’s home); or

•
a material breach by the Company of the executive’s employment agreement.

For purposes of the employment agreements, “cause” is generally defined as:
•
the executive’s willful and continued failure to perform his or her duties;

•
the executive’s willful misconduct or gross negligence in connection with the performance of the executive’s duties or the Company’s business;

•
the executive’s habitual substance abuse, conviction for a felony or crime of moral turpitude or willful theft, embezzlement or similar act of dishonesty against the Company;

•
a willful act by the executive which constitutes a material breach of his or her fiduciary duties to the Company;

•
the executive’s material breach of his or her employment agreement; or

•
any other conduct by the executive resulting in the permanent removal of the executive from his or her position as an officer or employee of the Company pursuant to an order by any banking regulatory agency.

If a named executive officer terminates his or her employment under the executive’s employment agreement for “good reason” or if the executive’s employment is terminated by the Company without “cause,” then the executive will receive the following:
•
a lump sum amount equal to one times (in the case of Messrs. Bassett, Edwards and LaHaise), or two times (in the case of Mr. Zember) the sum of the executive’s salary and the executive’s highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the executive’s date of termination;

•
a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals; and

•
reimbursement for any monthly COBRA premium paid for a period of as many as 18 months.

In addition, pursuant to the Company’s 2005 Omnibus Stock ownership and Long-Term Incentive Plan (the “2005 Plan”), which is operative now only with respect to the vesting or exercise of awards previously granted, in the event an executive terminates his or her employment with the Company for “good reason” (as defined in the 2005 Plan), or is terminated by the Company other than for “cause”, death or disability, in each case, within 12 months after the date of a “change of control” (as defined in the 2005 Plan), such executive’s equity awards granted under the 2005 Plan will become fully vested and, in the case of options, fully exercisable. Under the 2014 Plan, equity awards automatically become fully vested and, in the case of options, fully exercisable upon death, disability or the occurrence of a “change of control” (as defined in the 2014 Plan).
The foregoing payments and benefits may be subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. Those agreements provide that if  (i) the severance payable to the executive would be subject to the excise tax imposed under Section 4999 of the IRC and (ii) the after-tax amount retained by the executive after taking into account the excise tax would have a lesser aggregate value than the after-tax amount retained by the executive if the total payments were reduced to avoid the imposition of such tax, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999. For purposes of Section 409A of the IRC, all of the named executive officers’ employment agreements are structured to be in compliance with payment timing and other relevant requirements.
The estimated severance benefits payable to each of the named executive officers, based upon a hypothetical termination of each named executive officer on December 31, 2018, are presented in the following table. The following table also sets forth the benefits payable to each of the named executive officers following a change of control of the Company (without regard to whether the named executive officer’s employment is terminated in connection with such change of control). The amounts include cash, equity, welfare benefits and retirement benefits.
Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control (excluding other applicable benefits for termination)(1)	Death	Disability
Dennis J. Zember Jr.
Base Salary	$1,000,000	$—	$—	$—	$—
Cash Bonus	$424,394	$—	$—	$—	$—
Pro-Rata Bonus	$477,425	$—	$—	$477,425	$477,425
SERP	$243,516	$—	$—	$3,000,000	$243,516
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$793,460	$793,460	$793,460
Health and Welfare Benefits(3)	$10,000	$—	$—	$—	$—
Total Benefit	$2,155,335	$—	$793,460	$4,270,885	$1,514,401
Nicole S. Stokes
Base Salary	$—	$—	$—	$—	$—
Cash Bonus	$—	$—	$—	$—	$—
Pro-Rata Bonus	$—	$—	$—	$—	$—
SERP	$37,078	$—	$—	$750,000	$37,078
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$166,806	$166,806	$166,806
Health and Welfare Benefits(3)	$—	$—	$—	$—	$—
Total Benefit	$37,078	$—	$166,806	$916,806	$203,884

Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control (excluding other applicable benefits for termination)(1)	Death	Disability
Lawton E. Bassett, III
Base Salary	$400,000	$—	$—	$—	$—
Cash Bonus	$189,563	$—	$—	$—	$—
Pro-Rata Bonus	$293,800	$—	$—	$293,800	$293,800
SERP	$97,039	$—	$—	$1,125,000	$97,039
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$528,505	$528,505	$528,505
Health and Welfare Benefits(3)	$10,000	$—	$—	$—	$—
Total Benefit	$990,402	$—	$528,505	$1,947,305	$919,344
Jon S. Edwards
Base Salary	$320,000	$—	$—	$—	$—
Cash Bonus	$145,866	$—	$—	$—	$—
Pro-Rata Bonus	$211,536	$—	$—	$211,536	$211,536
SERP	$293,398	$—	$—	$1,500,000	$293,398
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$397,395	$397,395	$397,395
Health and Welfare Benefits(3)	$12,000	$—	$—	$—	$—
Total Benefit	$982,800	$—	$397,395	$2,108,931	$902,329
James A. LaHaise
Base Salary	$320,000	$—	$—	$—	$—
Cash Bonus	$—	$—	$—	$—	$—
Pro-Rata Bonus	$—	$—	$—	$232,690	$232,690
SERP	$155,444	$—	$—	$1,000,000	$155,444
Intrinsic Value of Unvested Stock Options(2)	$—	$—	$—	$—	$—
Intrinsic Value of Unvested Restricted Stock(2)	$—	$—	$373,326	$373,326	$373,326
Health and Welfare Benefits(3)	$12,000	$—	$—	$—	$—
Total Benefit	$487,444	$—	$373,326	$1,606,016	$761,460

(1)
With respect to awards granted under the 2005 Plan, assumes that a termination either for good reason or other than for cause, death or disability has occurred within 12 months following a change of control. With respect to SERP benefits and awards granted under the 2014 Plan, a termination of employment is not also required to receive the applicable benefit in the event of a change of control.

(2)
The intrinsic value of equity is based on a share price of  $31.67, the closing price of the Common Stock as of December 31, 2018. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate times the value of each award. Stock option value is $31.67 minus the specified exercise price of the option.

(3)
The value of health and welfare benefits is estimated based upon current premiums payable with respect to insurance coverage for each named executive officer as of December 31, 2018.

CEO Pay Ratio
The median 2018 annual total compensation of all employees of the Company other than Dennis J. Zember Jr., our Chief Executive Officer (“CEO”), was $47,504, and the 2018 annual total compensation of our CEO was $1,566,398. Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 33:1.
We identified our median employee based on the 2018 total gross earnings for all employees, excluding our CEO, who were employed by us on December 31, 2018. We included full-time and part-time employees and annualized earnings for those employees who joined us throughout the year. We excluded contractors as they are used sparingly (representing less than one percent of our personnel) and their pay fell below that of our median employee. We believe the use of total gross earnings is a consistently applied compensation measure in that it captures all of the components of earnings for all our employees. After identifying the median employee based on total gross earnings, we calculated the annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table included in this Proxy Statement.
The Company had two individuals who served in the role of CEO during 2018. We elected to use the compensation of Mr. Zember, the active CEO as of December 31, 2018, for the purposes of the determining the CEO Pay Ratio. Mr. Zember, who previously had been the Executive Vice President and Chief Operating Officer of the Company and Chief Executive Officer of the Bank, was named President and CEO as of July 5, 2018, succeeding Mr. Hortman. Mr. Zember did not receive a pay increase for his promotion to CEO during 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The Board has established a separately designated standing Audit Committee and adopted an Audit Committee Charter. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of Nasdaq. The Board has determined that Mr. Lynch is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Crowe LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.
The Audit Committee has met concerning, and has held discussions and reviewed with management, the Company’s internal auditors and Crowe LLP, the consolidated financial statements for the fiscal year ended December 31, 2018. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed with Crowe LLP the matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.
In addition, the Audit Committee received the written disclosures and the letter from Crowe LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP its independence from the Company.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.
Submitted by the Audit Committee:
William I. Bowen, Jr.
R. Dale Ezzell
Robert P. Lynch (Chair)
Elizabeth A. McCague
Jimmy D. Veal

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT
OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company has appointed Crowe LLP as its independent registered public accounting firm for the current fiscal year, which ends December 31, 2019. Shareholders are being asked to ratify such appointment at the Annual Meeting. In view of the difficulty and expense involved in changing our independent registered public accounting firm on short notice, should the shareholders not ratify the selection of Crowe LLP, it is contemplated that the appointment of Crowe LLP for the year ending December 31, 2019 will stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
Representatives of Crowe LLP (our independent registered public accounting firm for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.
Fees and Services
The following is a summary of the fees billed to the Company by Crowe LLP for professional services rendered for the fiscal years ended December 31, 2018 and December 31, 2017:
Fee Category	Fiscal 2018 Fees	Fiscal 2017 Fees
Audit Fees(1)	$1,032,000	$682,000
Audit-related Fees(2)	147,000	165,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$1,179,000	$847,000

(1)
Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to management’s assertions related to internal controls and services that are normally provided by such accountants in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations concerning financial accounting and reporting standards and assistance with SEC inquiries.

(3)
Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and assistance with tax notices.

(4)
Consists of fees for products and services other than the services reported above. There were no fees paid to such accountants in fiscal 2018 or 2017 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
All services provided by Crowe LLP are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by Crowe LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on Crowe LLP’s independence.
The Board recommends that you vote FOR ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company. Proxies will be voted FOR ratifying this appointment unless otherwise specified.

PROPOSAL 3 — ADVISORY APPROVAL
OF THE COMPANY’S EXECUTIVE COMPENSATION
With this Proposal 3, the Company’s shareholders are being asked to provide advisory approval of the 2018 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives each shareholder the opportunity to endorse or not endorse the Company’s executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2019 and beyond.
In response to the voting results for the frequency of the “say-on-pay” vote at the Company’s 2018 annual meeting of shareholders, shareholders are being given the opportunity to provide a “say-on-pay” advisory vote on an annual basis. In 2018, over 31 million shares of Common Stock were voted on the shareholder “say on pay” resolution, with approximately 96.3% of all such votes cast in favor of the executive officer compensation program described in the Company’s 2018 proxy statement.
The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s shareholders and designed to attract and retain the talent needed to drive shareholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2018 reflected the Company’s financial results for 2018. The Company employs an executive compensation program for its senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns senior executive compensation with the interest of the Company’s shareholders. Accordingly, shareholders are being asked to vote on the following resolution to be presented at the Annual Meeting:
“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material.”
The vote by the shareholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Compensation Committee or the Board or overrule or affect any previous action or decision by the Compensation Committee or the Board or any compensation previously paid or awarded. However, the Compensation Committee and the Board will take the voting results into account when determining executive compensation matters in the future.
The Board recommends that you vote FOR the approval of the compensation of the named executive officers as set forth in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material. Proxies will be voted FOR the approval of the named executive officers’ compensation unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the Record Date, by (i) directors, (ii) nominees for election as directors, (iii) named executive officers, (iv) certain other executive officers of the Company, (v) all directors and executive officers as a group and (vi) each person who, to the knowledge of the Company, is a beneficial owner of more than 5% of the outstanding Common Stock. For purposes of the following table, all fractional shares have been rounded up to the next whole number.
Name of Beneficial Owner(1)	Common Stock Beneficially Owned as of March 5, 2019(2)	Percent of Class(3)
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	6,039,221	12.69%
The Vanguard Group(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,291,348	9.02%
Lawton, E. Bassett, III(6)	58,125	*
William I. Bowen, Jr.(7)	15,415	*
Jon S. Edwards(8)	61,598	*
R. Dale Ezzell(9)	32,772	*
Leo J. Hill(10)	20,951	*
Daniel B. Jeter(11)	36,568	*
James A. LaHaise(12)	83,640	*
Cindi H. Lewis(13)	88,227	*
Robert P. Lynch(14)	190,499	*
Elizabeth A. McCague(15)	5,226	*
William D. McKendry(16)	15,071	*
William H. Stern(17)	24,861	*
Nicole S. Stokes(18)	13,423	*
Jimmy D. Veal(19)	91,982	*
Dennis J. Zember Jr.(20)	214,132	*
All directors and executive officers as a group (15 persons)(21)	952,490	2.002%

*
Less than 1%.

(1)
Unless otherwise noted in this table or the footnotes to this table, the address of each beneficial owner is 310 First Street, S.E., Moultrie, Georgia 31768.

(2)
Under the rules of the SEC, the determination of  “beneficial ownership” is based upon Rule 13d-3 under the Exchange Act. Under this Rule, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Except as otherwise specified, each beneficial owner has sole beneficial voting and investment power with respect to all shares of Common Stock indicated.

(3)
Percentage calculated based on 47,585,309 shares of Common Stock outstanding as of the Record Date.

(4)
Based on information contained in Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 30, 2019, indicating sole voting power relative to 5,946,039 shares of Common Stock as of December 31, 2018 and sole dispositive power relative to 6,039,221 shares of Common Stock as of December 31, 2018, which would have comprised 12.52% and 12.71%, respectively, of the 47,499,941 shares of Common Stock outstanding as of December 31, 2018.

(5)
Based on information contained in Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019, indicating sole voting power relative to 86,579 shares of Common Stock as of December 31, 2018 and sole dispositive power relative to 4,291,348 shares of Common Stock as of December 31, 2018, which would have comprised 0.18% and 9.03%, respectively, of the 47,499,941 shares of Common Stock outstanding as of December 31, 2018.

(6)
Includes 18,377 shares of restricted Common Stock over which Mr. Bassett exercises voting but not investment power and 168 shares of Common Stock owned by Mr. Bassett’s wife, with whom he shares voting and investment power. 21,421 directly owned shares are pledged as security for a loan with an unrelated financial institution.

(7)
Includes 900 shares of restricted Common Stock over which Mr. Bowen exercises voting but not investment power, 2,000 shares of Common Stock owned by a family trust and 1,400 shares of Common Stock owned by Mr. Bowen’s children.

(8)
Includes 14,244 shares of restricted Common Stock over which Mr. Edwards exercises voting but not investment power and 12 shares of Common Stock owned by Mr. Edwards wife, with whom he shares voting and investment power.

(9)
Includes 900 shares of restricted Common Stock over which Mr. Ezzell exercises voting but not investment power.

(10)
Includes 900 shares of restricted Common Stock over which Mr. Hill exercises voting but not investment power and 467 shares of Common Stock owned by Mr. Hill’s wife, with whom Mr. Hill shares voting and investment power.

(11)
Includes 900 shares of restricted Common Stock over which Mr. Jeter exercises voting but not investment power, 5,395 shares of Common Stock owned by a family trust and 511 shares of Common Stock owned jointly with Mr. Jeter’s brother, with whom he shares voting and investment power.

(12)
Includes 14,244 shares of restricted Common Stock over which Mr. LaHaise exercises voting but not investment power. 63,215 directly owned shares are pledged as security for a loan with an unrelated financial institution.

(13)
Includes 13,107 shares of restricted Common Stock over which Mrs. Lewis exercises voting but not investment power; 1,229 shares of Common stock owned jointly with Mrs. Lewis’s husband; and 676 shares of Common Stock owned by Mrs. Lewis’s husband, with whom Mrs. Lewis shares voting and investment power.

(14)
Includes 900 shares of restricted Common Stock over which Mr. Lynch exercises voting but not investment power and 1,664 shares of Common Stock owned by Mr. Lynch’s wife, with whom Mr. Lynch shares voting and investment power.

(15)
Includes 900 shares of restricted Common Stock over which Ms. McCague exercises voting but not investment power.

(16)
Includes 15,071 shares of restricted Common Stock over which Mr. McKendry exercises voting but not investment power.

(17)
Includes 900 shares of restricted Common Stock over which Mr. Stern exercises voting but not investment power, 2,777 shares of Common Stock owned by a family trust, 234 shares of Common Stock owned by a family foundation, 2,337 shares of Common Stock owned by Mr. Stern’s children and 337 shares of Common Stock owned by Mr. Stern’s wife.

(18)
Includes 11,153 shares of restricted Common Stock over which Ms. Stokes exercises voting but not investment power.

(19)
Includes 900 shares of restricted Common Stock over which Mr. Veal exercises voting but not investment power, 27,241 shares of Common Stock owned jointly with Mr. Veal’s wife and 14,038 shares of Common Stock owned by Mr. Veal’s wife, with whom he shares voting and investment power.

(20)
Includes 40,187 shares of restricted Common Stock over which Mr. Zember exercises voting but not investment power and 2,076 shares of Common Stock owned by Mr. Zember’s children and with respect to which he has voting and investment power. 50,000 directly owned shares are pledged as security for a loan with an unrelated financial institution.

(21)
Includes 133,583 shares of restricted Common Stock over which certain members of the group exercise voting but not investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.
To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company and the Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. The Company and the Audit Committee review all relationships and transactions in which the Company and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.
At December 31, 2018, certain employees and directors and their affiliates were indebted to the Bank in the aggregate amount of approximately $1.5 million. These loans were made in the ordinary course of business, on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others not related to the Company or the Bank and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.
OTHER MATTERS
The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in the discretion of the persons named in the proxies as proxy holders.

ADDITIONAL INFORMATION
Shareholder Proposals
Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2020, including any proposal intended to be included in the Company’s proxy statement and form of proxy for that meeting, must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than 5:00 p.m., Eastern Time, on December 2, 2019, which is 120 calendar days prior to the anniversary of the date on which this year’s proxy materials were first made available to shareholders. Any such proposal must comply in all respects with the Company’s Bylaws and the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.
Annual Report
A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2018 was filed with the SEC on March 1, 2019. Upon receipt of a written request, the Company will, without charge, furnish any owner of Common Stock a copy of the Annual Report on Form 10-K, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Company’s Corporate Secretary at the address indicated on the first page of this Proxy Statement.
Solicitation of Proxies and Expenses of Solicitation
The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by Internet or mail, solicitations may be made by directors, officers and other employees of the Company in person or by telephone, facsimile or e-mail without additional compensation. The Company may also solicit proxies through press releases and postings on its website at www.amerisbank.com. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expense of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

MMMMMMMMMMMM MMMMMMMMMMMMMMMC123456789000004ENDORSEMENT_LINE______________ SACKPACK_____________000000000.000000 ext000000000.000000 ext 000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6Your vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:30 a.m., Eastern Standard Daylight Time, on May 14, 2019.OnlineGo to www.envisionreports.com/ABCB or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money!Sign up for electronic delivery at www.envisionreports.com/ABCBAnnual Meeting Proxy Card1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals The Board of Directors recommends a vote FOR all the nominees listed below.1. Election of Directors, each for a three-year term: For Withhold For Withhold For Withhold01 - Daniel B. Jeter 02 - William H. Stern 03 - Dennis J. Zember Jr.The Board of Directors recommends a vote FOR Proposals 2 and 3.2. Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. For Against Abstain3. Advisory approval of the compensation of the Company’s named executive officers. For Against AbstainB Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title. Joint owners should each sign.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N TMR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND02ZAQE1 U P X 4 0 4 8 8 1MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ABCBProxy — Ameris Bancorp310 First Street, S.E. Moultrie, Georgia 31768 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q +THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2019The undersigned shareholder hereby appoints Daniel B. Jeter and Dennis J. Zember Jr., and each of them individually, the proxies and attorneys for the undersigned, with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Tuesday, May 14, 2019, at The Cornell Club-New York located at 6 East 44th Street, New York, NY 10017 at 11:30 a.m. EDT, and at any adjournment or postponement thereof, as directed with respect to the matters set forth herein, and with discretionary authority on all other matters that come before the Annual Meeting, all as more fully described in the Proxy Statement of the Company for the Annual Meeting received by the undersigned shareholder.If no direction is given, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side and (b) in accordance with the recommendation of the Board of Directors on the other matters referred to herein.C Non-Voting Items Change of Address — Please print new address below.+